Exhibit 99.1

VALUATION AND QUALIFYING ACCOUNTS
Alaska Air Group, Inc.	Schedule II

		Additions
	Beginning	Charged	(A)	Ending
(In Millions)	Balance	to Expense	Deductions	Balance

Year Ended December 31, 2000
(a) Reserve deducted from asset to which it applies:
Allowance for doubtful accounts	$1.0	$2.0	$(1.3)	$1.7

Obsolescence allowance for flight equipment spare parts	$23.6	$4.7	$(0.2)	$28.1

(b) Reserve recorded as other long-term liabilities:
Leased aircraft return provision	$4.0	$4.0	$0.0	$8.0

Year Ended December 31, 2001
(a) Reserve deducted from asset to which it applies:
Allowance for doubtful accounts	$1.7	$2.5	$(2.4)	$1.8

Obsolescence allowance for flight equipment spare parts	$28.1	$12.2	$(0.7)	$39.6

(b) Reserve recorded as other long-term liabilities:
Leased aircraft return provision	$8.0	$4.0	$(0.4)	$11.6

Year Ended December 31, 2002
(a) Reserve deducted from asset to which it applies:
Allowance for doubtful accounts	$1.8	$1.9	$(1.4)	$2.3

Obsolescence allowance for flight equipment spare parts	$39.6	$5.9	$(1.0)	$44.5

(b) Reserve recorded as other long-term liabilities:
Leased aircraft return provision	$11.6	$2.8	$(0.2)	$14.2

(A)	Deduction from reserve for purpose for which reserve was created.